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                                                                    EXHIBIT 3.4


                           CERTIFICATE OF DESIGNATION
                                     OF THE
                           9 1/4% SERIES B CUMULATIVE
                                 PREFERRED STOCK
                            (NO PAR VALUE PER SHARE)

                                       OF

                              HARD ROCK HOTEL, INC.
                           ---------------------------

                       Pursuant to Section 78.1955 of the
                             Nevada Revised Statutes
                           ---------------------------


                  The undersigned, being the president and the secretary of Hard Rock Hotel, Inc., a Nevada corporation (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation adopted the following resolution by unanimous written consent, with the same force and effect as if it were approved and adopted at a duly constituted meeting of the Board of Directors, pursuant to the authority of Section 78.315(2) of the Nevada Revised Statutes and Section 2.17 of the Second Amended and Restated Bylaws (the "Bylaws") of the Corporation, as of May 30, 2000:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the Second Amended and Restated Articles of Incorporation of the Corporation, as amended (the "ARTICLES OF INCORPORATION"), the Board of Directors hereby authorizes the creation of a series of preferred stock, no par value per share, of the Corporation, consisting of one (1) share of 9 1/4% Series B Cumulative Preferred Stock (the "PREFERRED STOCK") upon the terms and conditions set forth in this Certificate of Designation (this "CERTIFICATE"), and hereby fixes the designation and number of shares thereof and fixes the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Articles of Incorporation that may be applicable to the Preferred Stock) as follows:

         1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         "COMMON STOCK" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any

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class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         "DIVIDEND PAYMENT DATE" shall have the meaning set forth in subparagraph 2(a) below.

         "DIVIDEND PERIOD" means (i) the period between the Issue Date and the first Dividend Payment Date and (ii) each semi-annual period between consecutive Dividend Payment Dates.

         "GAMING AUTHORITY" shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Las Vegas, the Clark County Liquor and Gaming Licensing Board and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Corporation or any of its Subsidiaries.

         "ISSUE DATE" shall mean the date that the share of Preferred Stock is first issued by the Corporation.

         "JUNIOR STOCK" shall mean, for purposes of paragraphs 2 and 8 below, the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of paragraphs 3 and 8 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

         "PARITY STOCK" shall mean the Corporation's 9 1/4% Series A Cumulative Preferred Stock and, for purposes of paragraphs 2 and 8 below, any other class or series of stock of the Corporation issued after the Issue
Date entitled to receive payment of dividends on a parity with the Preferred Stock and, for purposes of paragraphs 3 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Preferred Stock.

         "PERSON" shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "RECORD DATE" shall mean, with respect to the dividend payable on November 30 and May 31, respectively, of each year, the preceding November 15 and May 15, or such other record

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date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date.

         "SECURITIES" shall mean any series of the Corporation's 9 1/4% Senior Subordinated Notes Due April 1, 2005.

         "SENIOR STOCK" shall mean, for purposes of paragraphs 2 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Preferred Stock in respect of the right to receive dividends, and, for purposes of paragraphs 3 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         "SUBSCRIPTION PRICE" shall mean $20,000,000 per share.

         "SUBSIDIARY" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         2.       DIVIDENDS.

                  (a) Subject to the prior preferences and other rights of any Senior Stock, the holder of the Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of 9 1/4% per annum, and no more. Such dividends shall be cumulative from the Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on November 30 and May 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on November 30, 2000. Each such dividend shall be paid to the holder of record of the Preferred Stock as its name appears on the share register of the Corporation on the corresponding Record Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to the holder of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (b) In the event that full cash dividends are not paid or made available to the holder of the outstanding share of Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holder of the Preferred Stock shall cumulate as provided in subparagraph 2(c) below.

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                  (c) Dividends on the Preferred Stock shall cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. To the extent not declared and paid in cash, dividends in respect of any Dividend Payment Date shall cumulate and be compounded semi-annually at the rate of 9 1/4% per annum until paid. The aggregate dividend payable to the holder of the Preferred Stock shall be based on the aggregate number of shares of Preferred Stock held by such holder at the close of business on the applicable Record Date and rounded to the nearest whole cent (with one-half cent rounded upward). Dividends payable on the Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

                  (d) So long as the Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holder of Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

         3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holder of the Preferred Stock shall be entitled to be paid the Subscription Price of the Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holder of the Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation

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or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

         4.       MATURITY.

                  (a) MATURITY. The Corporation shall repurchase the Preferred Stock 91 days following the earlier of (i) April 1, 2005 or (ii) the repayment of the Securities, at an amount per share equal to the Subscription Price, together with any accrued but unpaid dividends thereon to and including the date of repurchase.

         5.       REGULATORY REDEMPTION

                  (a) MANDATORY DISPOSITION PURSUANT TO GAMING LAWS. The holder of the Preferred Stock, by accepting the Preferred Stock, shall be deemed to have agreed (to the extent permitted by applicable law) that if the Gaming Authorities require that a Person who is a holder or a beneficial owner of any of the Preferred Stock must be licensed or found suitable under applicable gaming laws, such holder shall apply for a license or a finding of suitability within the required time period. If such Person fails to apply or become licensed or is found unsuitable, the Corporation shall have the right, at its option,

                           (1) to require such Person to dispose of its Preferred Stock or beneficial interest therein within 30 days of receipt of notice of the Corporation's election or such earlier date as may be ordered by the Gaming Authorities, or

                           (2)      to redeem such Preferred Stock (a
                                    "REGULATORY REDEMPTION") at a price equal to the lesser of (a) the holder's cost thereof and (b) 100% of the Subscription Price thereof, in either case plus accrued and unpaid dividends, if any, to the date of redemption.

         In the event the Corporation opts to redeem Preferred Stock, it shall provide notice of the redemption to the holder, or, if applicable, a transfer agent, as soon as practicable. The holder or beneficial owner applying for a license or finding of suitability must pay all costs of the licensure or investigation for such finding.

                  (b) PROCEDURES FOR REDEMPTIONS. On and after a redemption date, unless the Corporation defaults in the payment of the applicable redemption price, including, to the extent required, all accrued and unpaid dividends thereon, dividends shall cease to accrue on the Preferred Stock called for redemption and all rights of the holder of such share shall terminate except for the right to receive the redemption price, together with all accrued and unpaid dividends thereon, if any, without interest. The share of Preferred Stock issued and reacquired shall, upon compliance with the applicable requirements of Nevada law, have the status of an

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authorized but unissued share of preferred stock of the Corporation undesignated as to series and, together with any and all other authorized but unissued shares of preferred stock of the Corporation, may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of the share of Preferred Stock must be in compliance with this Certificate of Designation.

         6.       VOTING RIGHTS.

                  (a) The holder of the issued and outstanding share of Preferred Stock shall have no voting rights except as set forth herein and as required by law.

                  (b) Without the consent of the holder of the Preferred Stock then outstanding, voting as a class, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not

                                    (i)   increase the authorized amount of
Preferred Stock;

                                    (ii)  create any class of Senior Stock or
increase the authorized amount of any such class;

                                    (iii) reclassify any class or series of
Junior Stock into Senior Stock or reclassify any series of Parity Stock into Senior Stock;

                                    (iv)  amend, alter or repeal any
provision of the Articles of Incorporation or this Certificate so as to alter or change any preference or any relative or other right of the Preferred Stock; or

                  (c) In connection with any matter on which the holder of the Preferred Stock is entitled to vote as provided in subparagraph (b) above, or any matter on which the holder of the Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Articles of Incorporation or Bylaws, the holder of the Preferred Stock shall be entitled to one vote for the share of Preferred Stock held by such holder.

         7.       CAPITAL.

                  On any redemption of Preferred Stock, the Corporation's capital shall be reduced by an amount equal to the Subscription Price multiplied by the number of shares of certificates representing Preferred Stock whether or not all such certificates have been surrendered to the Corporation.

         8.       EXCLUSION OF OTHER RIGHTS.

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                  Except as may otherwise be required by law, the share of
Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation. The share of Preferred Stock shall have no preemptive or subscription rights.

         9.       HEADINGS OF SUBDIVISIONS.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         10.      SEVERABILITY OF PROVISIONS.

                  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

         11.      STATUS OF REACQUIRED SHARES.

                  If the Corporation issues and reacquires the share of Preferred Stock in any manner (upon compliance with any applicable provisions of the laws of the State of Nevada) such share shall have the status of an authorized and unissued share of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

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                  IN WITNESS WHEREOF, Hard Rock Hotel, Inc. has caused this
certificate to be signed on its behalf by Peter Morton, its President and Secretary, this 30th day of May, 2000.

                                         HARD ROCK HOTEL, INC.


                                         By:
                                            ----------------------------------
                                                  President and Secretary

State of California                       )
                                          )ss.
County of Los Angeles                     )

         This instrument was acknowledged before me on _________, 2000 by Peter Morton as President of Hard Rock Hotel, Inc., a Nevada corporation.


                                           ------------------------------------
                                                           Notary